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AMD President Victor Peng to Retire

SANTA CLARA, Calif. — July 22, 2024 — AMD (NASDAQ: AMD) today announced that AMD President Victor Peng is retiring effective August 30, 2024. He will continue to serve on the AMD executive team in an advisory role and support the transition until his retirement date.
“Victor re-joined AMD in 2022 following the acquisition of Xilinx and played an important role successfully integrating and scaling our embedded business and leading our cross-company AI strategy,” said AMD Chair and CEO Dr. Lisa Su. “Under his leadership, AMD became the industry’s #1 provider of FPGA and adaptive computing solutions. On behalf of the AMD Board, executive leadership team and the thousands of employees who have worked with him, I want to thank Victor for his outstanding leadership and wish him the best in his retirement.”
Peng retires with over 40 years of experience defining and delivering leadership technologies across FPGAs, SoCs, GPUs and high-performance CPUs. He has served as president at AMD since February 2022 when he rejoined the company after the acquisition of Xilinx, where he spent 14 years, most recently serving as president, CEO and member of the board of directors.
As part of the transition, Senior Vice President of the Artificial Intelligence Group (AIG) Vamsi Boppana will expand his current responsibilities to include the AMD Instinct™ data center AI accelerator business. Boppana joined Xilinx in 2008 and has served in a variety of technical and business leadership positions. He is currently responsible for cross-company AI software and ecosystem development and AI hardware roadmaps. Senior Vice President and General Manager, Adaptive and Embedded Computing Group Salil Raje will continue in his role leading the AMD embedded business. Boppana and Raje will now report to AMD Chair and CEO Dr. Lisa Su.

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For more than 50 years AMD has driven innovation in high-performance computing, graphics and visualization technologies. Billions of people, leading Fortune 500 businesses and cutting-edge scientific research institutions around the world rely on AMD technology daily to improve how they live, work and play. AMD employees are focused on building leadership high-performance and adaptive products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, LinkedIn and X pages.

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